]1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Patrick E. Beans
Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
FIRST QUARTER 2010 RESULTS

Quarterly Revenue, Income and Earnings Per Share Set All-Time Record.

LINCOLN, Nebraska (May 4, 2010) — National Research Corporation (NASDAQ:NRCI) today announced results for the first quarter 2010.

•	Quarterly revenue up 4% to $17.4 million
•	Quarterly net income up 18% to $3.1 million
•	Quarterly diluted earnings per share of $0.47, up 21%

Commenting on the first quarter results, Michael D. Hays, president and chief executive officer of National Research Corporation, said, “Our syndicated and membership-based businesses are driving expanded margins for the Company which helped accelerate quarterly net income past the $3 million mark for the first time.”

Revenue for the quarter ended March 31, 2010, was $17.4 million, compared to $16.7 million for the same quarter in 2009.  Net income for the quarter ended March 31, 2010, was $3.1 million, or $0.47 per basic and diluted share, compared to $2.7 million for the first quarter 2009, or $0.40 per basic and $0.39 per diluted share.

In closing, Patrick E. Beans, chief financial officer of National Research Corporation, said, “We witnessed the power of leverage within Ticker and The Governance Institute this past quarter.  As well, My InnerView margins more than doubled over the fourth quarter 2009 as we realized benefits from past expense reductions which should continue for the balance of the year.”

A listen-only simulcast of National Research Corporation’s 2010 first quarter conference call will be available online at www.earnings.com on May 5, 2010, beginning at 11:00 a.m. Eastern time.  The online replay will follow approximately one hour later and continue for 30 days.

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           National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services, and governance education to the healthcare industry in the United States and Canada.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces First Quarter 2010 Results

May 4, 2010

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009

Revenue	$17,370	$16,740

Operating expenses:
Direct expenses	6,456	7,276
Selling, general and administrative	4,469	3,980
Depreciation and amortization	1,098	1,110
Total operating expenses	12,023	12,366

Operating income	5,347	4,374

Other income (expense), net:
Interest income	1	1
Interest expense	(98)	(138)
Other, net	(43)	40

Total other income (expense), net	(140)	(97)

Income before income taxes	5,207	4,277
Provision for income taxes	2,079	1,627

Net income	$3,128	$2,650

Net income per share, basic	$0.47	$0.40
Net income per share, diluted	$0.47	$0.39

Weighted average shares outstanding:
Basic	6,640	6,633
Diluted	6,711	6,713

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NRCI Announces First Quarter 2010 Results

May 4, 2010

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	March. 31,	Dec. 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$6,261	$2,512
Accounts receivable, net	8,113	5,214
Income taxes recoverable	--	803
Other current assets	2,852	3,135
Total current assets	17,226	11,664

Net property and equipment	13,503	13,975
Other, net	46,655	46,860

Total Assets	$77,384	$72,499
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$2,447	$1,446
Deferred revenue	14,139	11,907
Accrued compensation	1,640	1,926
Income taxes payable	374	--
Notes payable	808	816
Total current liabilities	19,408	16,095

Non-current liabilities	11,872	12,233

Total Liabilities	31,280	28,328

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
issued 8,027,282 in 2010 and 8,018,044 in 2009;
outstanding 6,657,600 in 2010 and 6,662,111 in 2009	8	8
Additional paid-in capital	28,057	27,871
Retained earnings	39,768	37,905
Accumulated other comprehensive income	953	769
Treasury stock	(22,682)	(22,382)
Total shareholders’ equity	46,104	44,171
Total liabilities and shareholders’ equity	$77,384	$72,499

END